Exhibit 10.1

MERIX CORPORATION

as Borrower

LOAN AND SECURITY AGREEMENT

Dated as of May 9, 2008

$55,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent

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7.6.	Further Assurances	46
7.7.	Controlled Foreign Subsidiary Stock	46
SECTION 8.	COLLATERAL ADMINISTRATION	47
8.1.	Borrowing Base Certificates	47
8.2.	Access to Premises; Field Examinations	47
8.3.	Administration of Accounts	47
8.4.	Administration of Inventory	48
8.5.	Administration of Equipment	49
8.6.	Administration of Deposit Accounts	49
8.7.	Administration of Investment Accounts	49
8.8.	General Provisions	49
8.9.	Power of Attorney	51
SECTION 9.	REPRESENTATIONS AND WARRANTIES	52
9.1.	General Representations and Warranties	52
9.2.	Complete Disclosure	57
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	57
10.1.	Affirmative Covenants	57
10.2.	Negative Covenants	60
10.3.	Financial Covenant	64
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	64
11.1.	Events of Default	64
11.2.	Remedies Upon Default	65
11.3.	License	66
11.4.	Setoff	66
11.5.	Remedies Cumulative; No Waiver	66
SECTION 12.	AGENT	67
12.1.	Appointment, Authority and Duties of Agent	67
12.2.	Agreements Regarding Collateral and Field Examination Reports	68
12.3.	Reliance by Agent	69
12.4.	Action Upon Default	69
12.5.	Ratable Sharing	69
12.6.	Indemnification of Agent Indemnitees	69
12.7.	Limitation on Responsibilities of Agent	69
12.8.	Successor Agent and Co-Agents	70
12.9.	Due Diligence and Non-Reliance	70
12.10.	Replacement of Certain Lenders	71
12.11.	Remittance of Payments and Collections	71
12.12.	Agent in its Individual Capacity	71
12.13.	Agent Titles	72
12.14.	No Third Party Beneficiaries	72
SECTION 13.	CONTINUING GUARANTY	72
13.1.	Guaranty	72
13.2.	Waivers	72
13.3.	[Intentionally deleted.]	73
13.4.	Subordination	73
13.5.	Stay of Acceleration	73
13.6.	Condition of Borrower	73
SECTION 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	74
14.1.	Successors and Assigns	74
14.2.	Participations	74
14.3.	Assignments	74

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SECTION 15.	MISCELLANEOUS	75
15.1.	Consents, Amendments and Waivers.	75
15.2.	Indemnity	76
15.3.	Notices and Communications.	76
15.4.	Performance of Borrower’s Obligations	77
15.5.	Credit Inquiries	77
15.6.	Severability	77
15.7.	Cumulative Effect; Conflict of Terms	77
15.8.	Counterparts	77
15.9.	Entire Agreement	77
15.10.	Relationship with Lenders	77
15.11.	No Advisory or Fiduciary Responsibility	78
15.12.	Confidentiality	78
15.13.	Certifications Regarding Indentures	78
15.14.	GOVERNING LAW	79
15.15.	Consent to Forum; Jury Trial Waiver	79
15.16.	Waivers by Borrower	79
15.17.	Patriot Act Notice	79
15.18.	AGREEMENTS IN WRITING	80

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Compliance Certificate

Schedule 1.1(a)	Approved Foreign Account Debtors
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Fiscal Periods of Borrower
Schedule 7.3	Real Estate
Schedule 8.5	Deposit Accounts
Schedule 8.6	Investment Accounts
Schedule 8.7.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is dated as of May 9, 2008, among MERIX CORPORATION, an Oregon corporation (“Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

A. Borrower has requested that Lenders provide a credit facility to Borrower to finance its business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement. The credit facility is being provided for the purpose of refinancing a credit facility provided pursuant to a Loan and Security Agreement dated as of September 28, 2005, between Borrower, certain Affiliates of Borrower, Wachovia Capital Finance Corporation (Western), as Administrative Agent, and certain lenders party thereto.

B. Merix Holding (Singapore) Pte Ltd, a company incorporated under the laws of Singapore (“MHS”) and Bank of America, N.A. (“Bank of America”) intend to enter into that certain Letter Agreement dated as of May 9, 2008 (as amended, restated, supplemented or otherwise modified, the “Merix Singapore Facility Agreement”), pursuant to which, among other things, Bank of America will agree to make loans and otherwise extend credit to MHS.

C. Pursuant to the terms of the Merix Singapore Facility Agreement, it is a material condition precedent to the agreement of Bank of America to make loans and otherwise extend credit to MHS thereunder, that Borrower enter into this Agreement.

D. Borrower, as an affiliate of MHS, will derive substantial and direct benefits (which benefits are hereby acknowledged by Borrower) from the loans made and credit extended to MHS under the Merix Singapore Facility Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, and in order to (i) induce Lenders to make loans and otherwise extend credit hereunder, and (ii) induce Singapore Branch to enter into the Merix Singapore Facility Agreement and to make loans and otherwise extend credit to MHS thereunder, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: as at any time of determination, an amount equal to the sum of (a) 85% of the Value of Eligible Accounts plus (b) the lesser of (i) $12,000,000 or (ii) 85% of the Value of Eligible Foreign Accounts.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, Property, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan or applicable fee, the margins set forth below, as determined by Average Availability for the most recently ended calendar quarter:

Level	Average Excess Availability	Base Rate Loans	LIBOR Revolver Loans	Merix Singapore Guaranty Fee
I	≥$45,000,000	0.00%	1.25%	0.35%
II	≥$30,000,000 <$45,000,000	0.00%	1.50%	0.60%
III	≥$15,000,000 <$30,000,000	0.25%	1.75%	0.85%
IV	<$15,000,000	0.50%	2.00%	1.10%

Until September 30, 2008, margins shall be determined as if Level I were applicable. Thereafter, the Applicable Margins shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter. Each adjustment of the Applicable Margins shall be effective as of the first day of a calendar quarter based on the Average Excess Availability for the immediately preceding calendar quarter. In the event that at any time after the end of a calendar quarter the Average Excess Availability for such calendar quarter used for the determination of the Applicable Margins is determined to have been inaccurate, the Applicable Margins for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Average Excess Availability and either (a) the additional interest for the applicable period payable to the Agent as a result of such recalculation shall be promptly paid to Agent, or (b) the excess interest for the applicable period payable to the Borrower as a result of such recalculation shall be credited to the next interest payment of the Borrower. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

Appraisal: a written appraisal prepared by an MAI appraiser satisfactory to Agent, subject to Agent’s customary independent appraisal requirements, prepared in compliance with all applicable regulatory requirements, including, without limitation, FIRREA, and upon which Agent and Lenders are permitted to rely.

Appraisal Value: as to any Real Estate, the fair market value of such Real Estate based on a marketing period of one year as reflected in the then most-recent Appraisal of such Real Estate, as the same may have been adjusted by Agent based upon its internal review of such Appraisal.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the Bank Product Reserve; (d) the Dilution Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Merix Singapore Availability Block; and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in good faith may elect to impose from time to time.

Average Excess Availability: on any date of determination, an amount, as calculated by Agent, equal to the average daily Excess Availability during the immediately preceding calendar quarter; provided that, for purposes of such calculation, Qualified Cash shall be included in the calculation of Average Excess Availability based on such reporting thereof as Agent may from time to time request for such purpose.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to Borrower or any Subsidiary by Bank of America or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by Borrower or any Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of Borrower or a Subsidiary relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to Borrower or any Subsidiary, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to Borrower or any Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, minus the Merix Singapore Availability Block; or (b) the sum of the Accounts Formula Amount, plus the Fixed Assets Formula Amount, minus the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, California and Oregon, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by Borrower or a Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: (a) with respect to any Obligations, the delivery of cash to Agent, as security for the payment of such Obligations, in an amount equal to (i) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (ii) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations and (b) with respect to any Merix Singapore Obligations, the delivery of cash to Bank of America, as security for the payment of such Merix Singapore Obligations, in an amount equal to Bank of America’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Merix Singapore Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than $10,000,000 at any time; and (b) continuing until the day that Availability has been greater than $20,000,000 for 60 consecutive days and on such date no Event of Default exists.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to Borrower or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: (a) with respect to Borrower, an event or series of events by which, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (iii) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; and (b) with respect to each direct and indirect Subsidiary of Borrower listed on Schedule 9.1.4, an event or series of events by which Borrower ceases to directly or indirectly own and control (directly or indirectly) at least that percentage of voting Equity Interests in such Subsidiary as Borrower owned (directly or indirectly) on the Closing Date (as such percentage may be increased from time to time to the extent necessary to issue additional director qualifying shares under Applicable Law).

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(b), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in the form of Exhibit D, by which Borrower certifies and demonstrates with calculations in reasonable detail, compliance with Section 10.3.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyrights: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all copyright rights in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) representing Contingent Obligations; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Equity Interest or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (h) all obligations owed by such Person under license agreements relating to Intellectual Property with respect to non-refundable, advance or minimum guarantee royalty payments; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of Applicable Law, (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, and (k) in the case of Borrower, the Obligations.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee (including the LC Fee) otherwise applicable thereto.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, as calculated by Agent for any period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve established by Agent if the Dilution Percent exceeds 5% for any period, which reserve shall be in an amount equal to 1.0% of Eligible Accounts for each whole percentage point (or portion thereof) that the Dilution Percent exceeds 5%.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrower at Bank of America or another bank acceptable to Agent, over which Agent shall have “control” (as that term is used in the UCC), and at its election, shall have exclusive control for withdrawal purposes during a Cash Dominion Trigger Period.

EBITDA: for any applicable period, determined on a consolidated basis for Borrower and its Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, non-cash gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains and other non-cash charges, and, in the case of Borrower, up to $2,500,000 of legal expenses incurred in connection with the securities litigation currently pending against Borrower in the United States District Court for the District of Oregon in the aggregate for all periods (in each case, to the extent included in determining net income).

Eligible Account: an Account owing to Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is payable in Dollars; provided that no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a); (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (including for purposes of such calculation Eligible Foreign Accounts owing by such Account Debtor) (or such higher percentage as Agent may establish for the Account Debtor from time to time); provided, however, that in the case of an Account owing by Flextronix International Limited or its subsidiaries, it exceeds 40% of the aggregate Eligible Accounts (including for purposes of such calculation Eligible Foreign Accounts owing by subsidiaries of Flextronix International Limited); (d) it does not conform with a representation contained in Section 9.1.7; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or the United Kingdom; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than a Permitted Lien that (i) is junior in priority to Agent’s Liens or subject to such Availability Reserves as Agent may determine, and (ii) does not impair the ability of Agent to realize fully on the Account); (j) the goods giving rise to it have not been deposited with a carrier for shipment to the Account Debtor; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate of Borrower, or from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; (q) there are facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder; and (r) such Accounts are owed by Account Debtors not deemed creditworthy at all times by Agent in good faith. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days from the original due date will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Equipment: Equipment owned by Borrower that is (a) located at one of its manufacturing facilities in Forest Grove, Oregon, Wood Village, Oregon, and San Jose, California, (b) subject to a duly perfected, first priority Lien in favor of Agent, and not subject to any other Lien (except Permitted Liens that are junior in priority to those of Agent and are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such Lien and Agent), and (c) in good order, repair, running and marketable condition (ordinary wear and tear excepted).

Eligible Foreign Account: an Account owing by (a) an Account Debtor that is a direct or indirect subsidiary of a Person listed on Schedule 1.1(a) or (b) an Account Debtor that Agent, in its discretion, has approved in writing, (which Account Debtor is (i) is organized or has its principal offices or assets outside the United States, Canada or the United Kingdom and (ii) is a direct or indirect subsidiary of a corporation organized under the laws of a State of the United States with its principal offices and assets within the United States), in each case that meets the definition of Eligible Account (other than clause (g) of the definition of Eligible Account).

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement: each agreement of Borrower with respect to any Real Estate subject to a Mortgage, pursuant to which Borrower agrees to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excess Availability: on any date of determination, an amount, as calculated by Agent, equal to the sum of (a) the amount of Availability plus the balance of Qualified Cash; provided that, for purposes of such calculation, Qualified Cash shall be included in the calculation of Excess Availability based on such reporting thereof as Agent may from time to time request for such purpose.

Excluded Account: a Deposit Account or Investment Account used exclusively for the purpose of making payroll, payroll tax, retirement or employee benefit payments.

Excluded Property:

(a) any General Intangible or other rights arising under contracts, Instruments, licenses, license agreements or other documents (A) if after giving effect to the application of Sections 9-406 through 9-409 of the UCC, the creation of a lien and security in such contract right or General Intangible would constitute a material breach of the terms of such General Intangible or other rights arising under contracts, Instruments, licenses, license agreements or other documents, would constitute a violation of a restriction in favor of a third party grant, unless and until any required consents shall have been obtained, or give any other party the right to terminate its obligations thereunder or work a material forfeiture of rights, or (B) if including such contract right or General Intangible would violate any applicable law, rule, regulation or policy of any Governmental Authority;

(b) Equipment owned by Borrower on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Debt or Capital Lease permitted to be incurred pursuant to Section 10.2.1 of this Agreement, for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Debt or Capital Lease) validly prohibits the creation of any other Lien on such Equipment;

(c) Applications filed in the United States Patent and Trademark Office to register trademarks or service marks on the basis of Borrower’s intent to use such trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral;

(d) any property to the extent that such grant of a security interest is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach of default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such requirement of law in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Applicable Law (except that the Property subject to the Pledge Agreement shall not be Excluded Property); and

(e) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; and (b) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fee Letter: the fee letter agreement between Agent and Borrower.

Financial Covenant Trigger Period: the period (a) commencing on any day that Excess Availability is less than $20,000,000; and (b) continuing until the end of the fiscal quarter during which Excess Availability has been greater than $20,000,000 for the entirety thereof and on such date no Event of Default exists.

FIRREA: the Financial Institutions Recovery, Reform and Enforcement Act of 1989.

Fiscal Month: each fiscal month of Borrower and its Subsidiaries for accounting and tax purposes, ending on the date for the end of such fiscal month set forth in Part 3 of Schedule 1.1(c).

Fiscal Quarter: each fiscal quarter of Borrower and its Subsidiaries for accounting and tax purposes, ending on the date for the end of such fiscal quarter set forth in Part 2 of Schedule 1.1(c).

Fiscal Year: the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on the last Saturday in May of each year as set forth in Part 1 of Schedule 1.1(c).

Fixed Assets Formula Amount: at any date of determination, the lesser of (a) the sum of $18,000,000 minus (i) the product of $600,000 times the number of calendar quarters (March 31, June 30, September 30 and December 31) elapsed since the Closing Date, such amount being calculated as of the end of each such calendar quarter commencing June 30, 2008; or (b) the sum of (i) 65% of the Appraisal Value of the land, buildings, structures, parking areas and improvements owned by Borrower and located at 1521 Poplar Lane, Forest Grove, Oregon, as more particularly described in Part 1 of Schedule 7.3, plus (ii) 20% of the Appraisal Value of the Surplus Real Property, plus (iii) 85% of the Net Orderly Liquidation Value of the Eligible Equipment.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrower and its Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), to (b) Fixed Charges.

Fixed Charges: for any applicable period, the sum of interest expense (other than payment-in-kind), regularly scheduled principal payments made on Borrowed Money (other than Revolver Loans), income taxes paid, cash costs paid under any Hedge Agreement, and cash Distributions actually made.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: any Subsidiary that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Full Payment: (a) with respect to any Obligations, (i) the full and indefeasible cash payment of those Obligations that are not LC Obligations, inchoate or contingent, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (iii) a release of all Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date and (b) with respect to any Merix Singapore Obligations, (i) the full and indefeasible cash payment of those Merix Singapore Obligations that are not inchoate or contingent, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) if such Merix Singapore Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Bank of America in its discretion, in the amount of required Cash Collateral); and (iii) a release of all Claims of the Merix Singapore Obligors against Bank of America arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses, permits and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors: Merix Asia, Inc., an Oregon corporation, Merix Nevada, Inc., an Oregon corporation, and each other domestic Subsidiary that guarantees payment or performance of any Obligations.

Guaranty: (a) the Guaranty and Security Agreement dated as of the date hereof made by the Subsidiaries a party thereto in favor of Lenders and Agent and (b) each other guaranty agreement executed by a Guarantor in favor of Lenders and Agent and Bank of America, as lender under the Merix Singapore Agreements.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture: that certain Indenture dated as of May 16, 2006, between Borrower and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as trustee, as the same may be amended, modified or supplemented from time to time.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents (including Patents), copyrights (including Copyrights), trademarks (including Trademarks), service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any valid and material claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Investment Account: a Commodity Account or Securities Account.

Investment Account Control Agreements: the Investment Account control agreements to be executed by each Commodity Intermediary or Securities Intermediary, as applicable, maintaining an Investment Account for Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance (exclusive of any renewal provisions), in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Fee: as defined in Section 3.2.2.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to this Agreement and an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of Borrower.

Letter of Credit Sublimit: $4,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/32nd of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: an event or circumstance which, taken alone or in conjunction with other events or circumstances, adversely affects in a material manner (a) the financial condition, business, performance or operations of Borrower and the Subsidiaries (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Principal Loan Documents; (c) the validity, enforceability, perfection or priority of the Liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Principal Loan Documents as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Principal Loan Documents.

Material Contract: any agreement or arrangement to which Borrower or any Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $2,000,000 or more.

Material Guarantor: a Guarantor that generates annual revenue in excess of $250,000 or has assets with a fair market value in excess of $250,000.

Merix Singapore Availability Block: until Full Payment of the Merix Singapore Obligations, $12,000,000, less the amount by which the maximum amount that may be borrowed under the Merix Singapore Agreement has been permanently reduced.

Merix Singapore Agreement: Merix Singapore Facility Agreement.

Merix Singapore Borrower: MHS.

Merix Singapore Documents: the Merix Singapore Facility Documents.

Merix Singapore Facility Document: the Merix Singapore Facility Agreement; or other document, instrument or agreement now or hereafter delivered by MHS or other Person to Bank of America in connection with any transactions relating thereto.

Merix Singapore Obligations: all obligations and liabilities of any kind owing by Merix Singapore Borrower to Bank of America pursuant to the Merix Singapore Facility Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Merix Singapore Obligor: Merix Singapore Borrower, Guarantor, or other Person that is liable for payment of any Merix Singapore Obligations or that has granted a Lien in favor of Bank of America on its assets to secure any Merix Singapore Obligations.

Merix Singapore Usage: on any date of determination, the aggregate amount of credit extended to Merix Singapore Borrower, whether loans, letters of credit or acceptances, under the Merix Singapore Documents.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by Borrower, and assigns to Agent, for the benefit of Secured Parties, all of Borrower’s right, title and interest in, to and under all rents and leases, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Borrower or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Net Orderly Liquidation Value: as to any Equipment, the net orderly liquidation value of such Equipment expected to be realized at an orderly, negotiated sale held within a 120 day period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Equipment performed by an appraiser satisfactory to Agent, in form, scope and methodology acceptable to Agent and upon which Agent and Lenders are permitted to rely.

Notes: each Revolver Note or other promissory note executed by Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) guaranty obligations of Borrower under Section 13, (e) obligations of Obligors under any indemnity for Claims, (f) Extraordinary Expenses, (g) Bank Product Debt, and (h) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrower, a Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Officer: the chairman of the board, president, chief executive officer, chief financial officer, treasurer or assistant treasurer of the Borrower or, if the context requires, a Guarantor.

Ordinary Course of Business: the ordinary course of business of Borrower or any Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Health Act of 1970.

Other Agreement: each Note; LC Document; Related Real Estate Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 14.2.

Patents: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, (b) all applications for letters patent of the United States or the equivalent thereof in any similar offices in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and (c) all reissues, continuations, divisions, continuations, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

Patent Security Agreement: each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its Patents, as security for the Obligations, and each notice of security interest pursuant to which an Obligor and Agent give notice to the United States Patent and Trademark Office of the Lien on such Obligor’s interests in its Patents contemplated by any Loan Documents.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Asset Disposition: as long as all Net Proceeds are remitted to a Dominion Account, an Asset Disposition that is (a) a sale or other disposition of Inventory in the Ordinary Course of Business; (b) a sale or other disposition of Equipment to a Foreign Subsidiary or any other Person that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $1,000,000 or less, but only if (i) no Default or Event of Default exists, and (ii) to the extent that such Equipment so sold or otherwise disposed of has been included in any appraisal of Equipment received by Agent, Agent shall have received the Net Proceeds for application to the Obligations and the Fixed Assets Formula Amount shall be adjusted to reflect such sale or other disposition; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable; (d) termination or assignment of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect, but only if no Default or Event of Default exists; (e) a Surplus Real Property Disposition; (f) the sale by Merix Manufacturing (Hong Kong) Ltd. of its factory and the assignment or termination of the real property lease associated therewith, but only if no Default or Event of Default exists; or (g) approved in writing by Agent.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment or Inventory permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Purchase Money Debt: Purchase Money Debt of Borrower and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time outstanding and its incurrence does not violate Section 10.2.2.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Pledge Agreement: the Pledge Agreement dated as of the date hereof by Borrower and Merix Asia, Inc., an Oregon corporation, in favor of Agent for the benefit of Secured Parties.

Principal Loan Document: each Security Document; Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate; and Compliance Certificate delivered hereunder.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be likely to have a Material Adverse Effect, nor result in imminent forfeiture or sale of any assets of the Obligor; (e) no Lien (other than a Permitted Lien) is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Cash: cash or Cash Equivalents owned by Borrower, which funds are (a) available for use by Borrower, without condition or restriction, (b) free and clear of any Lien (except in favor of Agent), (c) subject to the first priority perfected security interest of Agent, (d) held in a Securities Account specified in Schedule 8.7 and in each case such account is subject to an Investment Account Control Agreement in form and substance satisfactory to Agent, and the securities intermediary party to such agreement is in compliance with the terms thereof, and (e) for which Agent shall have received evidence, in form and substance satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such investment account as of the applicable date of the calculation of Excess Availability by Agent and the satisfaction of the other conditions herein.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) Agent shall have received not less than 10 Business Days prior written notice of the intention to incur such Debt, which notice shall set forth in reasonable detail the amount of such Debt, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request (b) Borrower shall have provided to Agent promptly upon Agent’s request, true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Debt, (c) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus costs and fees (including reasonable attorneys fees) in connection with such extension, renewal or refinancing, (d) it is unsecured and is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) it does not include terms and conditions with respect to Borrower or any Subsidiary which are more burdensome or restrictive in any material respect than those included in the Debt so extended, refinanced, replaced or substituted for; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of the obligations of Borrower under the Indenture.

Registered Intellectual Property: all registered trademarks and registered copyrights, all applications for registration of trademarks and copyrights, and all patents and applications for patents that are, in each case, owned by an Obligor and that have been issued by (with respect to patents), registered with, or filed with, the United States Patent and Trademark Office or the United States Copyright Office.

Reimbursement Date: as defined in Section 2.2.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current ATLA/ACSM survey of the Real Estate, containing a metes-and-bounds property description, flood plain certification, and such other content as required by Agent, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/32nd of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by Borrower or a Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans, investments and advances permitted under Section 10.2.6; and (d) the acquisition of Equity Interests in Subsidiaries that exist on the Closing Date and are not wholly-owned direct or indirect Subsidiaries of Borrower, provided that (i) no Default or Event of Default exists or would result from such acquisition, (ii) after giving effect to such acquisition, Availability is not less than $20,000,000, and (iii) such acquisition occurs at least 12 months prior to the maturity of the Debt issued pursuant to the Indenture, as it may be extended in accordance with the provisions of this Agreement.

Restrictive Agreement: an agreement (other than a Loan Document) that materially conditions or materially restricts the right of Borrower, any Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(b), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrower in favor of a Lender, upon such Lender’s request, in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: February 15, 2013.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders, Bank of America, as lender under the Merix Singapore Agreements, and providers of Bank Products.

Security Documents: the Guaranties, the Mortgages, the Pledge Agreement dated as of the date hereof made by Borrower in favor of Agent for the benefit of Secured Parties, the Patent Security Agreements, the Trademark Security Agreements, the Investment Account Control Agreements, the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

Subsidiary: any entity greater than 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Surplus Real Property: the land described in Part 2 of Schedule 7.3.

Surplus Real Property Disposition: the sale or other disposition by Borrower of its right, title and interest in and to its fee simple interest in the Surplus Real Property; provided that (a) Agent receives at least 10 Business Days prior written notice of the sale or disposition, (b) on the date of sale or disposition and after giving effect thereto, no Default or Event of Default shall exist, (c) Agent shall have received the Net Proceeds in respect of the sale of such portion of the Real Estate to be received by Borrower for application to the Obligations, and (d) at all times following such sale or disposition, the sum described in clause (a) of the definition of Fixed Assets Formula Amount shall be reduced by $1,500,000, and the amount described in clause (b)(ii) of such definition shall be reduced to zero; or, if less than all the Surplus Real Property is sold or disposed of, the amount described in clause (b)(ii) of such definition shall be reduced to 20% of the Appraisal Value of the remaining Surplus Real Property owned by Borrower after such sale or disposition.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Trademarks: as applied to any Person, all of the following now owned or hereafter acquired by such Person, (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in Trademarks, as security for the Obligations, and each notice of security interest pursuant to which an Obligor and Agent give notice to the United States Patent and Trademark Office of the Lien on such Obligor’s interests in its Trademarks contemplated by any Loan Documents.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of Oregon or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

United States: United States of America.

Upstream Payment: a Distribution by a Subsidiary of Borrower to Borrower, or a Distribution by one Subsidiary to another Subsidiary.

Value: for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Oregon from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Intermediary,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Intermediary” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. Unless otherwise provided herein or in any other Loan Document, all references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2. CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrower from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a Revolver Note in favor of such Lender, in form and substance satisfactory to Agent, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; (d) for working capital and other lawful corporate purposes of Borrower (including payment pursuant to Section 13 or otherwise of the Merix Singapore Obligations if otherwise permitted under the terms of this Agreement); and (e) subject to compliance with the provisions of the Loan Documents, to make Capital Expenditures useful to the Borrower’s or a Subsidiary’s business.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 Business Days prior written notice to Agent, Borrower may, at its option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the Revolver Termination Date, Borrower shall make Full Payment of all Obligations.

(b) Borrower may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 10 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

(c) Concurrently with any reduction in or termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrower shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) if the reduction or termination occurs during the first Loan Year, 0.50% of the Revolver Commitments being reduced or terminated; and (ii) if it occurs during the second Loan Year, 0.25% of the Revolver Commitments being reduced or terminated. No termination charge shall be payable if termination occurs on the Revolver Termination Date or in connection with a refinancing of this credit facility by Bank of America or any of its Affiliates.

2.1.5. Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2. Letter of Credit Facility.

2.2.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower is discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys in fact selected with reasonable care.

2.2.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.2.3. Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrower shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. If Borrower fails to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrower desires to convert or continue Loans as LIBOR Loans, Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. Pacific time at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.25% per annum times the amount by which the Revolver Commitments exceed the sum of the average daily balance of Revolver Loans, plus the average daily stated amount of Letters of Credit plus the average daily Merix Singapore Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee (the “LC Fee”) equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Merix Singapore Guaranty Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin times the average daily Merix Singapore Usage. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.4. Closing Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee described in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder.

3.2.5. Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrower shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.5, 3.7, 3.9 or 5.8, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4. Reimbursement Obligations. Borrower shall reimburse Agent for all Extraordinary Expenses. Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a different Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and either (i) Borrower shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of fees that would have accrued using the proper margin and the amount actually paid, or (ii) the excess fees for the applicable period payable to Borrower as a result of the recalculation shall be credited to the payment of fees next due. All amounts payable by Borrower under this Section shall be due within five (5) Business Days after demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, or components applicable to the determination of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrower desires funding of a Borrowing of Revolver Loans, Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. Pacific time (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. Pacific time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.

(c) If Borrower establishes a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon Pacific Time on the proposed funding date for Base Rate Loans or by 3:00 p.m. Pacific time at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. Pacific time on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. Pacific time on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4. Notices. Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2. Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest

Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than six Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $2,000,000, or an increment of $500,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.4. [Intentionally deleted.]

4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrower and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral.

4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations (other than contingent indemnification obligations) shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrower contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Indemnified Taxes or Other Taxes, and in immediately available funds, not later than 1:00 p.m. Pacific time on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrower and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Agent’s demand or the first Business Day after Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand. With respect to any Obligation payable on demand under the Loan Documents, if Borrower has authorized Agent to debit a Deposit Account at Agent and if on the due date of the payment, there are sufficient immediately available funds in the Deposit Account to pay any such Obligation in full, Agent shall debit such Deposit Account for the amount of the Obligation so due, and Borrower shall not be in Default for any failure of Agent to debit such Deposit Account.

5.4. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5. Post-Default Allocation of Payments.

5.5.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans;

(c) third, to all amounts owing to Issuing Bank on LC Obligations;

(d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f) sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g) seventh, to all other Obligations, other than Bank Product Debt; and

(h) last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by Borrower.

5.5.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6. Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists. Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.

5.7. Loan Account; Account Stated.

5.7.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.

5.7.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8. Taxes.

5.8.1. Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2. Payment. Borrower shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower, Borrower shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to Agent.

5.9. Foreign Lenders.

5.9.1. Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Borrower, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower as will enable Agent and Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.9.2. Documentation. Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made.

5.10. [Intentionally deleted.]

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrower and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received the Related Real Estate Documents for the Real Estate located at 1521 Poplar Lane, Forest Grove, Oregon, as more particularly described in Schedule 7.3.

(d) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(e) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; and (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct.

(f) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Guarantor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) if such Guarantor is a Material Guarantor, such Guarantor is Solvent; and (ii) the representations and warranties set forth in Section 6 of the Guaranty and Security Agreement dated as of the date hereof made by Guarantors in favor of Lenders and Agent are true and correct.

(g) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(h) Agent shall have received a written opinion of Orrick Herrington & Sutcliffe LLP, as well as any local counsel to Borrower, Guarantors or Agent, in form and substance reasonably satisfactory to Agent.

(i) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(j) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

(k) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2007.

(l) Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(m) Agent shall have received a Borrowing Base Certificate prepared as of the last day of the Fiscal Month most recently ended prior to the Closing Date. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Excess Availability shall be at least $25,000,000.

6.2. Conditions Precedent to All Credit Extensions.

6.2.1. Conditions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation required under the terms of this Agreement to or for the benefit of Borrower, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respect as of such earlier date);

(c) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems reasonably appropriate in connection therewith, but only to the extent such information, documents, instruments or agreements are within the control or in the possession of or available to any Obligor.

6.2.2. Merix Singapore Payoff. Satisfaction of the condition set forth in Section 6.2.1(a) shall not be required in connection with the funding by Agent or Lenders of any Loans required under the terms of this Agreement to or for the benefit of Borrower if (a) there is a Default or Event of Default described in Section 11.1(e), and no other Default or Event of Default exists; (b) the proceeds from the Loans are used solely for the purpose of making an intercompany loan to Merix Singapore Borrower in compliance with Section 10.2.6(f) hereof; and (c) the proceeds of such intercompany loan are used by Merix Singapore Borrower, together with any other necessary funds of Merix Singapore Borrower, to provide for the Full Payment of all Merix Singapore Obligations or otherwise to cause such Default or Event of Default to be cured.

6.3. Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of Borrower (other than Excluded Property and subject to Section 7.7), including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Provided that notwithstanding anything contained in any other Loan Document to the contrary, Borrower shall not be required to take any action intended to cause Excluded Property to constitute Property, and none of the covenants contained in this Section 7 or Section 8 shall be deemed to apply to any property constituting Excluded Property to the extent such covenants would constitute a violation of or restriction upon, any Excluded Property.

7.2. Lien on Deposit Accounts; Cash Collateral; Intellectual Property.

Until Full Payment of the Obligations, Borrower agrees that:

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. During any Cash Dominion Trigger Period, Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis, all balances in each Deposit Account maintained by Borrower with such depository for application to the Obligations then outstanding, and Borrower irrevocably appoints Agent as Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2. Copyrights. Borrower shall, with respect to each Copyright owned by Borrower:

(a) Employ the Copyright for each material work with such notice of copyright as may be required by law to secure copyright protection;

(b) Not do any act or knowingly omit to do any act whereby any Copyright may become invalidated and (i) not do any act, or knowingly omit to do any act, whereby any material Copyright may become injected into the public domain; (ii) promptly notify Agent in writing if it knows, or has reason to know, that any Copyright could reasonably be expected to become injected into the public domain or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in any court or tribunal in the United States or any other country) regarding Borrower’s ownership of any such Copyright or its validity; (iii) take all commercially reasonable steps as it shall deem appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each Copyright owned by Borrower, which Borrower reasonably determines are necessary or desirable for the conduct of its business, including filing of applications for renewal where necessary; and (iv) promptly notify Agent in writing of any material infringement of any Copyright of Borrower of which Borrower becomes aware (with respect to Copyrights that Borrower reasonably determine is necessary or desirable for the conduct of its business) and take such actions as it shall reasonably deem appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement; and

(c) Except for licenses to third parties in the ordinary course of business, not make any assignment or agreement in conflict with the security interest of Agent in Collateral consisting of Copyrights.

7.2.3. Patents and Trademarks. Borrower shall, with respect to each Patent and each Trademark owned by Borrower:

(a) (i) Continue to use each Trademark, which Borrower reasonably determine is necessary or desirable for the conduct of its business, in order to maintain such Trademark in full force free from any claim of abandonment for non use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless Agent (for the benefit of Secured Parties) shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated;

(b) Not do any act, or omit to do any act, whereby any Patent, which Borrower reasonably determine is necessary or desirable for the conduct of its business, may become abandoned or dedicated;

(c) Promptly notify Agent in writing if Borrower knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding Borrower’s ownership of any such Patent or Trademark or its right to register the same or to keep, maintain and use the same;

(d) Whenever Borrower, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, Borrower shall report such filing to Agent in writing within five Business Days after the last day of the fiscal quarter in which such filing occurs. Except with respect to any Trademarks constituting Excluded Property, upon request of Agent, Borrower shall execute and deliver any and all agreements, instruments, documents and papers as Agent may request to evidence Agent’s security interest in any Patent or Trademark and the goodwill and General Intangibles of Borrower relating thereto or represented thereby.

(e) Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application, to obtain the relevant registration and to maintain each registration of the Patents and Trademarks, which Borrower reasonably determine is necessary or desirable for the conduct of their business, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(f) Except for licenses to third parties in the ordinary course of business, not make any assignment or agreement in conflict with the security interest of Agent in Collateral consisting of Patents or Trademarks.

7.2.4. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss. Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. Neither Borrower or any other Person claiming through or on behalf of Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3. Real Estate Collateral.

Until Full Payment of the Obligations, Borrower agrees that:

7.3.1. Lien on Real Estate. The Obligations shall also be secured by a Mortgage upon the Real Estate located at located at 1521 Poplar Lane, Forest Grove, Oregon, as more particularly described in Schedule 7.3. The Mortgage shall be duly recorded, at Borrower’s expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If Borrower or any Guarantor acquires Real Estate in fee hereafter with a value in excess of $1,000,000, or if Borrower and Guarantors hold, collectively, at any time, Real Estate in fee with a value in excess of $2,000,000 that is not described in Schedule 7.3 and that is not the subject of the Surplus Real Property Disposition, Borrower shall, within 30 days, cause to be executed, delivered and recorded a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate (subject to Permitted Liens), and shall deliver all Related Real Estate Documents.

7.3.2. Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of Borrower’s right, title and interest in, to and under all now or hereafter existing leases of Real Estate to which Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof; provided that nothing herein shall require Borrower to execute and deliver any Mortgage on a leasehold interest of Borrower and provided further that the assignment provided for in this Section shall not extend to any lease of Real Estate to the extent such assignment would constitute a breach of the terms of such lease.

7.4. Other Collateral.

Until Full Payment of the Obligations, Borrower agrees that:

7.4.1. Commercial Tort Claims. Borrower shall promptly notify Agent in writing if Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2. Certain After-Acquired Collateral. Borrower shall promptly notify Agent in writing if, after the Closing Date, Borrower or any Guarantor (a) obtains any interest in any Collateral consisting of one or more Deposit Accounts (other than Excluded Accounts) having an aggregate balance or value, together with all Investment Accounts of Borrower and Guarantors (other than Excluded Accounts), in excess of $150,000, or (b) obtains any interest in any Collateral consisting of Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights if the balance, face amount or value thereof exceeds $250,000 in the aggregate and, in each case upon Agent’s request, shall promptly take or cause such Guarantor to take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrower relating to any Collateral.

7.6. Further Assurances. Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Borrower further authorizes Agent to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower, without the signature of Borrower, and naming Borrower as debtor and Agent as secured party.

7.7. Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting Equity Interests of any Foreign Subsidiary.

SECTION 8. COLLATERAL ADMINISTRATION

Until Full Payment of the Obligations, Borrower agrees that:

8.1. Borrowing Base Certificates. By the 20th day of each Fiscal Month (or if the 20th day of such Fiscal Month is not a Business Day, the first Business Day thereafter), Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Month; provided, however, that during any Cash Dominion Trigger Period, by 11:00 a.m. Pacific time on Tuesday of each week, Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business on Friday of the immediately preceding week, and at such other times as Agent may request, in each case together with all schedules required pursuant to the terms of such Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for the immediately preceding period). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by an Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2. Access to Premises; Field Examinations. During a field audit examination (a) Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after prior notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, and (b) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent’s designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing (provided, that, Borrower may make such personnel, equipment, supplies and premises available to Agent in such a manner so as to not to interfere in any material respect with the operations of Borrower) and if an Event of Default exists for the collection of Accounts and realization of other Collateral. Agent may conduct two field examinations at Borrower’s expense with respect to Borrower in any 12 month period, or such lesser number as Agent may otherwise agree; provided, however, that (i) if the Availability shall at any time during the preceding 12 month period be less than $10,000,000, Agent may conduct at least three such field examinations at Borrower’s expense with respect to Borrower in such 12 month period or (ii) at any time a Default or Event of Default exists, Agent may conduct such additional field examinations at Borrower’s expense with respect to Borrower in such 12 month period as Agent may require.

8.3. Administration of Accounts.

8.3.1. Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent, on or before the 15th day of each Fiscal Month, (a) an aged trial balance of all Accounts as of the end of the preceding Fiscal Month in such detail as Agent may require, including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports, credit memos, remittance advices, deposit slips, bank statements and other information as Agent may reasonably request and (b) an aged trial balance of all accounts payable as of the end of the preceding Fiscal Month in such detail as Agent may require. If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrower shall notify Agent of such occurrence promptly (and in any event within three Business Days) after Borrower has knowledge thereof.

8.3.2. Taxes. If an Account of Borrower includes a charge for any Indemnified Taxes or Other Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

8.3.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.3.4. Maintenance of Dominion Account. Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Borrower may withdraw funds from a Dominion Account without the prior consent of the Agent at any time other than during a Cash Dominion Trigger Period.

8.3.5. Proceeds of Collateral. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.4. Administration of Inventory.

8.4.1. Records of Inventory. Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

8.4.2. Returns of Inventory. Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; and (b) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000.

8.4.3. Use of Inventory. Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.5. Administration of Equipment.

8.5.1. Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrower shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.5.2. Dispositions of Equipment. Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

8.5.3. Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. Borrower shall not permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver. Borrower shall deliver such Lien Waivers with respect to Eligible Equipment as Agent may request.

8.6. Administration of Deposit Accounts. As of the date hereof, Schedule 8.6 sets forth all Deposit Accounts maintained by Borrower, including all Dominion Accounts. At all times while Borrower and/or Guarantors maintain one or more Deposit Accounts (other than Excluded Accounts) with an aggregate balance, together with the balance or value of all Investment Accounts (other than Excluded Accounts) maintained by Borrower and Guarantors, in excess of $150,000, Borrower shall take all actions, or cause any Guarantor to take all actions, necessary to establish Agent’s control of each such Deposit Account (other than Excluded Accounts). Borrower shall be the sole account holder of each Deposit Account held by it and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.6 to reflect same.

8.7. Administration of Investment Accounts. As of the date hereof, Schedule 8.7 sets forth all Investment Accounts maintained by Borrower. At all times while Borrower and or Guarantors maintain one or more Investment Accounts (other than Excluded Accounts) with an aggregate balance or value, together with the balance of all Deposit Accounts (other than Excluded Accounts) maintained by Borrower or Guarantors, in excess of $150,000, Borrower shall take all actions, or such cause any Guarantor to take such actions, necessary to establish Agent’s control of each such Investment Account that is not an Excluded Account. Borrower shall be the sole account holder of each Investment Account and shall not allow any other Person (other than Agent) to have control over an Investment Account or any Property deposited therein. Borrower shall promptly notify Agent of any opening or closing of an Investment Account that is not an Excluded Account, and, with the consent of Agent, will amend Schedule 8.7 to reflect same.

8.8. General Provisions.

8.8.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit and Inventory being held by a third party on consignment, shall at all times be kept by Borrower at the business locations set forth in Schedule 8.8.1, except that Borrower may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.

8.8.2. Insurance of Collateral; Condemnation Proceeds.

(a) Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other causes of loss, in amounts, on policy forms, with deductibles, limits, retentions and endorsements, and with insurers (with a Best Rating of at least A-7, unless otherwise approved by Agent), in each case satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrower shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall be primary without right of contribution from any other insurance that may be carried by Borrower or Agent, and include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Borrower acknowledges receipt from the Agent of this WARNING:

“UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CREDIT AGREEMENT AND THIS AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPER COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR LOAN BALANCE. IF THE COST IS ADDED TO THE LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN.”

(c) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or condemnation awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Subject to clause (d) below, any proceeds or condemnation awards that relate to any Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.

(d) Borrower will keep any Real Estate described in Section 7.3 in first class order, repair, operating condition and appearance, causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Real Estate to be misused, abused or wasted or to deteriorate, and will not, without the prior written consent of Agent, (a) remove from such Real Estate any fixtures covered by a Security Document except such as is replaced by Borrower by an article of equal suitability and value, owned by Borrower, free and clear of any Lien except Permitted Liens, or (b) make any structural alteration to such Real Estate or any other alteration thereto which impairs the value thereof. If any act or occurrence of any kind or nature (including any condemnation or any casualty for which insurance was not obtained or obtainable) shall result in damage to or loss or destruction of such Real Estate, Borrower shall give prompt notice thereof to Agent and Borrower shall promptly secure the Real Estate as necessary and commence and continue diligently to completion, regardless of the amount of insurance proceeds or condemnation awards available, repair or replacement of the Real Estate such that as nearly as possible the repaired or replaced Real Estate is of at least equal value and substantially the same character as prior to such loss, damage or destruction. If any Equipment or Real Estate is lost, physically damaged or destroyed, upon written request of Borrower within 30 days after Agent’s receipt of any insurance proceeds or condemnation proceeds: (1) if the amount of the insurance proceeds or condemnation award received by Agent pursuant to paragraph (c) above is equal to or less than $500,000 and if no Default or Event of Default shall have occurred and be continuing, Agent shall release such insurance proceeds or condemnation award then in the possession or control of Agent at the time of the request; (2) if the amount of the insurance proceeds or condemnation award is greater than $500,000 and if and so long as no Default or Event of Default exists, Borrower may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) so long as (i) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (ii) the repaired or replaced Real Estate to which the proceeds or award are applied are of at least equal value and substantially the same character as prior to such loss, damage or destruction, (iii) the repaired or replaced Equipment or Real Estate is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (iv) Borrower complies with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000. Notwithstanding the foregoing, Borrower shall have no obligation to repair or replace such Equipment or Real Estate if such proceeds exceed $2,000,000 and Agent elects not to apply them to such repair or replacement.

8.8.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

8.8.4. Defense of Title to Collateral. Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.9. Power of Attorney. Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or Borrower’s name, but at the cost and expense of Borrower:

(a) Endorse Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, and in order to induce Bank of America to enter into the Merix Singapore Agreements and to make loans and otherwise extend credit to the Merix Singapore Borrower thereunder, Borrower represents and warrants that:

9.1.1. Organization and Qualification. Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower and each Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law (except to the extent such violation or default could not reasonably be expected to have a Material Adverse Effect) or Material Contract that does not constitute Excluded Property; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4. Capital Structure. As of the Closing Date, Schedule 9.1.4 shows, for Borrower and each Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (but only with respect to each Subsidiary), and all agreements binding on such holders with respect to their Equity Interests (but only with respect to each Subsidiary). Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the Closing Date, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of Borrower or any Subsidiary.

9.1.5. Corporate Names; Locations. During the three months preceding the Closing Date, except as shown on Schedule 9.1.5, none of Borrower or any Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Borrower and its Subsidiaries are shown on Schedule 8.8.1.

9.1.6. Title to Properties; Priority of Liens. Borrower and each Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Borrower and each Subsidiary has paid and discharged prior to delinquency all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.7. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and reported on an applicable Borrowing Base Certificate;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business and reported on an applicable Borrowing Base Certificate; and

(g) to the best actual knowledge of each Senior Officer of Borrower, without inquiry, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8. Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrower and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP (except as to any monthly financial statement, to the extent such statement is subject to normal year-end adjustments and does not include any notes), and fairly present the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by Borrower to be reasonable in light of the circumstances at such time. Since December 1, 2007, there has been no act, condition or event of Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Borrower and each Material Guarantor is Solvent.

9.1.9. Surety Obligations. Neither Borrower nor any Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. Borrower and each Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes required to be paid by it, or upon its income or its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12. Intellectual Property. Borrower and each Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property Claim with respect to Borrower, any Subsidiary or any of their Property (including any Intellectual Property) except a pending or threatened Intellectual Property Claim which could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.12, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. As of the Closing, all registered domestic Intellectual Property (and applications therefor) owned, used or licensed by, or otherwise subject to any interests of, Borrower or any Subsidiary is shown on Schedule 9.1.12.

9.1.13. Governmental Approvals. Borrower and each Subsidiary has, is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrower and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where nonprocurement or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Laws. Borrower and each Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law,

except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to Borrower or any Subsidiary under any Applicable Law (except for citations, notices or orders which could not reasonably be expected to have a Material Adverse Effect); and no Inventory has been produced in violation of the FLSA.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, neither Borrower’s or any Subsidiary’s past or present operations, Real Estate or other Properties are subject to any known federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up which has or could reasonably be expected to have a Material Adverse Effect. Neither Borrower or any Subsidiary has received any Environmental Notice, except where such Environmental Notice could not reasonably be expect to have a Material Adverse Effect. Neither Borrower or nor any Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except where such contingent liability, environmental pollution or hazardous material could not reasonably be expected to have a Material Adverse Effect. The representations and warranties contained in the Environmental Agreement are true and correct in all material respects on the Closing Date.

9.1.16. Burdensome Contracts. Neither Borrower or any Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16 and except for Restrictive Agreements relating to Excluded Property, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, except where such default could not reasonably be expected to have a Material Adverse Effect.

9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a material default, under any Material Contract or in the payment of any Borrowed Money. There is no valid basis upon which any party (other than Borrower or a Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.19. ERISA. Except as disclosed on Schedule 9.1.19:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.20. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Borrower or any Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of Borrower and its Subsidiaries as a whole, except for such terminations, limitations or modifications that could not reasonably be expected to have a Material Adverse Effect . There exists no condition or circumstance that could reasonably be expected to impair the ability of Borrower or any Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date, except for such conditions and circumstances as could not reasonably be expected to have a Material Adverse Effect.

9.1.21. Labor Relations. As of the Closing Date, except as described on Schedule 9.1.21, neither Borrower or any Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of Borrower’s or any Subsidiary’s employees, or, to Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22. Payable Practices. Neither Borrower nor any Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date, other than in the ordinary course of business.

9.1.23. Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24. Margin Stock. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2. Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until Full Payment of the Obligations, Borrower shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Borrower or any Subsidiary, inspect, audit and make extracts from Borrower’s or any Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower’s or any Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Borrower. Borrower acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrower shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate at the intervals permitted under Section 8.2; and (ii) during a Cash Dominion Trigger Period, appraisals of Equipment and Real Estate up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated after the occurrence and during the continuance of a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made reflecting all financial transactions; and furnish to Agent and Lenders:

(a) Within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b) Within 30 days after the end of each Fiscal Month and within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Month or Fiscal Quarter, and the related statements of income and cash flow for such Fiscal Month or Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower;

(d) within 45 days after the end of each Fiscal Quarter, a report of all Permitted Asset Dispositions described in clause (b) of the definition thereof;

(e) upon the request of Agent, copies of all management letters and other material reports submitted to Borrower by their accountants in connection with such financial statements;

(f) not later than the earlier to occur of (i) 60 days after the start of each Fiscal Year, and (ii) 5 business days after the same are approved by the board of directors for such Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the next three Fiscal Years, year by year;

(g) at Agent’s request, a listing of Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of such Borrower; and

(i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3. Notices. Notify Agent and Lenders in writing, promptly after Borrower’s obtaining knowledge thereof, of any of the following that affects Borrower or any Subsidiary: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrower’s independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.

10.1.4. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Borrower or any Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrower and its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $15,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8. Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrower and its Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a domestic Subsidiary, cause it to (a) execute and deliver to Agent a joinder to the Guaranty and Security Agreement described in clause (a) of the definition of “Guaranty” or, at the option of Agent, otherwise guaranty the Obligations in a manner satisfactory to Agent and (b) execute and deliver to Agent such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including, in each case, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.2. Negative Covenants. Until Full Payment of the Obligations, Borrower shall not, and shall cause each Subsidiary not to:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by Borrower or any Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,000,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Debt that is permitted by Section 10.2.6(d) or (e);

(j) Debt that is not included in any of the preceding clauses of this Section that is owing by Foreign Subsidiaries (other than MHS or its Subsidiaries) in an aggregate principal amount not to exceed $5,000,000 at any time, as long as (i) Borrower gives Agent at least 10 Business Days prior notice of the Foreign Subsidiary’s entering into a contract or agreement reflecting the Foreign Subsidiary’s obligation to repay such Debt, and (ii) no Default or Event of Default exists or would result therefrom;

(k) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien, and does not exceed $1,000,000 in the aggregate principal amount at any time; and

(l) Debt associated with commercial credit card or merchant card services, or services in connection with operating, collections, payroll, trust or other depository or disbursement accounts provided by Persons other than Bank of America or its Affiliates in an amount not to exceed $2,000,000 in principal amount at any time and that is not secured by a Lien other than a Lien described in Section 10.2.2(i).

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent or Affiliates of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet delinquent or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet delinquent or is being Properly Contested, and such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or any Subsidiary; or (ii) such Liens secure obligations relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against Borrower or any Subsidiary, or any Property of Borrower or any Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens on assets of Foreign Subsidiaries (other than MHS and its Subsidiaries) securing Debt permitted by Section 10.2.1(j); and

(k) existing Liens shown on Schedule 10.2.2.

10.2.3. Distributions; Upstream Payments.

(a) Declare or make any Distributions, except for the following:

(1) Dividends to the extent permitted by Section 10.2.16;

(2) Upstream Payments;

(3) Borrower or a Subsidiary may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur); and

(4) Borrower or any Subsidiary may repurchase capital stock consisting of common stock held by employees pursuant to any employee stock option plan, or in the case of an employee stock ownership plan upon the termination, retirement or death of any such employee in accordance with the provisions of such employee stock ownership plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $100,000.

(b) or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.16.

10.2.4. Restricted Investments. Make any Restricted Investment.

10.2.5. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.5.2, or a transfer of Property by a Subsidiary or Obligor to Borrower.

10.2.6. Loans. Make any loans or other advances of money to any Person, except:

(a) advances to an officer or employee for salary, travel expenses, relocations, commissions and similar items in the Ordinary Course of Business;

(b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(c) deposits with financial institutions permitted hereunder;

(d) intercompany loans by Borrower to any Guarantor, or by a Guarantor to any other Guarantor, or by a Guarantor to Borrower, but only if no Default or Event of Default exists or would result therefrom;

(e) intercompany loans by a Subsidiary to Borrower, but only if the Debt arising pursuant to such loan shall be subject to and subordinate in right of payment to the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent pursuant to a subordination agreement in form and substance satisfactory to Agent; and

(f) intercompany loans made by Borrower to a Foreign Subsidiary, but only if (i) no Default or Event of Default exists, (ii) immediately prior and after giving effect to any such loan, Excess Availability is equal to or greater than $20,000,000, and (iii) the total principal amount of such loans may not exceed the outstanding principal amount of intercompany loans by Borrower to all Foreign Subsidiaries as of September 30, 2005, by more than $40,000,000.

10.2.7. Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt; or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).

10.2.8. Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (a) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into Borrower, and (b) the dissolution of Merix Nevada, Inc. so long as it is not a Material Guarantor; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.9. Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.4; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.10. Organic Documents. Amend, modify or otherwise change in any material respect any of its Organic Documents as in effect on the Closing Date.

10.2.11. Tax Consolidation. Except to the extent required by Applicable Law, file or consent to the filing of any consolidated income tax return with any Person that is not an Affiliate.

10.2.12. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2 and to eliminate the one-month reporting delay for Foreign Subsidiaries; or change its Fiscal Year.

10.2.13. Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.6; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; and (c) customary provisions in leases and other contracts restricting assignment thereof.

10.2.14. Hedging Agreements. Enter into any Hedging Agreement, except Hedging Agreements associated with Debt or with hedging currency risk, or arising in the Ordinary Course of Business, so long as, in each case, (a) such arrangements are not for speculative purposes, (b) the obligations thereunder shall be unsecured (unless they are Bank Products and are part of the Obligations), and (c) the terms and amounts of such Hedging Agreement shall be reasonably acceptable to Agent.

10.2.15. Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any business reasonably related, ancillary or complimentary thereto.

10.2.16. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered (including by issuance of a dividend), and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) intercompany loans permitted under Section 10.2.6; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms disclosed to Agent upon its request and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.17. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.18. Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges;

(f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3. Financial Covenant. Until Full Payment of the Obligations, Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for each period of four Fiscal Quarters ending during or immediately before any Financial Covenant Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) Borrower breaches or fail to perform any covenant contained in Sections 7.2, 7.3, 7.4, 7.6, 8.1, 8.3.4, 8.3.5, 8.8.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Merix Singapore Borrower breaches or fails to perform any covenant contained in any Merix Singapore Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Merix Singapore Borrower has knowledge thereof or receives notice thereof from Bank of America, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Merix Singapore Borrower;

(f) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(g) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $2,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(h) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless within 10 days thereafter the same is satisfied or a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(i) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $2,000,000;

(j) Borrower or a Material Guarantor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; Borrower or a Material Guarantor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of Borrower’s or any Material Guarantor’s business for a material period of time; any material Collateral or Property of Borrower or a Material Guarantor is taken or impaired through condemnation; Borrower or a Material Guarantor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Borrower or a Material Guarantor ceases to be Solvent;

(k) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(l) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral with a fair market value in excess of $500,000; or

(n) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2. Remedies Upon Default. If an Event of Default described in Section 11.1(k) occurs with respect to Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3. License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrower, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrower contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2. Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrower and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2. Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) having a book value less than $5,000,000 during any calendar year, with the written consent of the Required Lenders, or with a book value in excess thereof, with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrower’s books and records as well as upon representations of Borrower’s officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee

shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (d) suspend its obligation to make or maintain LIBOR Loans pursuant to Section 3.5, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. Pacific time on a Business Day, payment shall be made by Lender not later than 2:00 p.m. Pacific time on such day, and if request is made after 11:00 a.m. Pacific time, then payment shall be made by 11:00 a.m. Pacific time on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person (except as expressly set forth in Section 12.8.1). As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. CONTINUING GUARANTY

13.1. Guaranty. Borrower absolutely and unconditionally guarantees to Bank of America the prompt payment and performance of, all Merix Singapore Obligations. Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Merix Singapore Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Merix Singapore Obligations or Merix Singapore Document, or any other document, instrument or agreement to which any Merix Singapore Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Merix Singapore Document, or any waiver, consent or indulgence of any kind by Bank of America with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Merix Singapore Obligations or any action, or the absence of any action, by Bank of America in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Merix Singapore Obligor; (e) any election by Bank of America in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code (or similar provision of bankruptcy law of China); (f) any borrowing or grant of a Lien by any Merix Singapore Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code (or similar provision of bankruptcy law of China) or otherwise; (g) the disallowance of any claims of Bank of America against any Merix Singapore Obligor for the repayment of any Merix Singapore Obligations under Section 502 of the Bankruptcy Code (or similar provision of bankruptcy law of Singapore) or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Merix Singapore Obligations.

13.2. Waivers.

13.2.1. Marshaling; Suretyship Defenses. Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Bank of America to marshal assets or to proceed against any Merix Singapore Obligor, other Person or security for the payment or performance of any Merix Singapore Obligations before, or as a condition to, proceeding against such Merix Singapore Obligor. Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Merix Singapore Obligations. Borrower agrees that the provisions of this Section 13 are of the essence of the transaction contemplated by the Merix Singapore Documents and that, but for such provisions, Bank of America would decline to make loans or otherwise extend credit to any Merix Singapore Borrower. Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

13.2.2. Election of Remedies. Bank of America may, in its discretion, pursue such rights and remedies as it deems appropriate, without affecting any rights and remedies under this Section 13. If, in taking any action in connection with the exercise of any rights or remedies, Bank of America shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Bank of America to seek a deficiency judgment against Borrower shall not impair the other Borrower’s obligation to pay the full amount of the Merix Singapore Obligations. Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Merix Singapore Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Bank of America may bid all or a portion of the Merix Singapore Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Bank of America but shall be credited against the Merix Singapore Obligations. The amount of the successful bid at any such sale, whether Bank of America or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Merix Singapore Collateral, and the difference between such bid amount and the remaining balance of the Merix Singapore Obligations shall be conclusively deemed to be the amount of the Merix Singapore Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Bank of America might otherwise be entitled but for such bidding at any such sale.

13.3. [Intentionally deleted.]

13.4. [Intentionally deleted.]

13.5. Stay of Acceleration. If acceleration of the time for payment of any of the Merix Singapore Obligations is stayed, in connection with any Insolvency Proceeding with respect to any Merix Singapore Obligor, all such amounts shall nonetheless be payable by Borrower immediately upon demand by Bank of America.

13.6. Condition of Borrower. Borrower acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Merix Singapore Borrower and any other guarantor such information concerning the financial condition, business and operations of each Merix Singapore Borrower and any such other guarantor as such Borrower requires, and that Bank of America has no duty, and Borrower is not relying on Bank of America at any time, to disclose to Borrower any information relating to the business, operations or financial condition of any Merix Singapore Borrower or any other guarantor (Borrower waiving any duty on the part of Bank of America to disclose such information and any defense relating to the failure to provide the same).

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

14.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders, and their respective successors and assigns, except that (a) Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

14.2. Participations.

14.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower agrees otherwise in writing.

14.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantial portion of the Collateral.

14.2.3. Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

14.3. Assignments.

14.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $15,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $15,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrower to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrower’s obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

14.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

SECTION 15. MISCELLANEOUS

15.1. Consents, Amendments and Waivers.

15.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;

(c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral) or 15.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, change the definition of “Merix Singapore Availability Block” or increase total Commitments; (vi) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release (provided that Merix Nevada, Inc. shall be released from its Obligations under its Guaranty in connection with a dissolution permitted by Section 10.2.8 without the prior written consent of any Lenders); and

(e) without the prior written consent of Bank of America, no modification shall be effective that would alter Section 13.

15.1.2. Limitations. The agreement of Borrower shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

15.1.3. Payment for Consents. Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

15.2. Indemnity. BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

15.3. Notices and Communications.

15.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to Borrower, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by Borrower.

15.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of Borrower.

15.4. Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

15.5. Credit Inquiries. Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any Subsidiary.

15.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

15.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

15.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of Borrower.

15.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and such Person; (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) Borrower is capable of evaluating and understanding, and does understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrower, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or their Affiliates. To the fullest extent permitted by Applicable Law, Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

15.12. Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s businesses, and may use Borrower’s names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary, provided that, in the case of information received from an Obligor or Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

15.13. Certifications Regarding Indentures. Borrower certifies to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrower violates the Indenture, including Section 13.1 thereof. Borrower further certifies that the

Commitments and Obligations constitute Senior Debt under the Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute Senior Debt at such time.

15.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OREGON, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

15.15. Consent to Forum; Jury Trial Waiver. BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF OREGON, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.16. Waivers by Borrower. To the fullest extent permitted by Applicable Law, Borrower waives (a) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (b) notice prior to taking possession or control of any Collateral; (c) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (d) the benefit of all valuation, appraisement and exemption laws; (e) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (f) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrower. Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17. Patriot Act Notice. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.

15.18. AGREEMENTS IN WRITING. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

MERIX CORPORATION, an Oregon corporation

By:	/s/ Michael D. Burger
Name/Title:	Michael D. Burger/President and CEO
Address:

15725 SW Greystone Ct., Suite 200
Beaverton, OR 97006
Attn: Robert L. Grondahl,
Assistant Treasurer
Telecopy: (503) 716-3810

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Steven W. Sharp
Name/Title:	Steven W. Sharp/VP
Address:

55 South Lake Avenue, Suite 900
Pasadena, CA 91101
Attn: Steven W. Sharp
Vice President
Telecopy: (626) 584 4600

81

EXHIBIT A

to

Loan and Security Agreement

REVOLVER NOTE

May __, 2008	$55,000,000	Portland, Oregon

MERIX CORPORATION, an Oregon corporation (“Borrower”), for value received, hereby unconditionally promise to pay to the order of BANK OF AMERICA, N.A., a national banking association (“Lender”), the principal sum of FIFTY-FIVE MILLION DOLLARS ($55,000,000), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of May 9, 2008, among Borrower, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

This Note shall be governed by the laws of the State of Oregon, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

Exhibit A – 1

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:	MERIX CORPORATION, an Oregon corporation

By:

Title:

Exhibit A – 2

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of May 9_, 2008, as amended (“Loan Agreement”), among MERIX CORPORATION, an Oregon corporation (“Borrower”), BANK OF AMERICA, N.A., as agent (in such capacity, “Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

(“Assignor”)	and_______________________________
__________(“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, and (b) the amount of $             of Assignor’s Revolver Commitment (which represents             % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $            , the outstanding balance of its Revolver Loans and participations in LC Obligations is $            ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

Exhibit B – 1

4. This Agreement shall be governed by the laws of the State of Oregon. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

________________________________

________________________________

________________________________

(b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

________________________________

________________________________

________________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

________________________________

________________________________

ABA No. _________________________

________________________________

Account No. ______________________

Reference: _______________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

________________________________

________________________________

ABA No. _________________________

________________________________

Account No. ______________________

Reference:_______________________

Exhibit B – 2

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of             , 20__.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

Exhibit B – 3

EXHIBIT C

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of May 9, 2008, as amended (“Loan Agreement”), among MERIX CORPORATION, an Oregon corporation (“Borrower”), BANK OF AMERICA, N.A., as agent (in such capacity, “Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of             , 20     (“Assignment Agreement”), between              (“Assignor”) and              (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrower and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $             of Assignor’s outstanding Revolver Loans and $             of Assignor’s participations in LC Obligations, and (b) the amount of $             of Assignor’s Revolver Commitment (which represents             % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $            , and Assignee’s Revolver Commitment to be increased by $            .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

____________________________

____________________________

____________________________

____________________________

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrower and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

Exhibit C – 1

IN WITNESS WHEREOF, this Assignment Notice is executed as of             , 20__.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER:*

MERIX CORPORATION

By:
Title:

*	No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,
as Agent

By:
Title:

Exhibit C – 2

EXHIBIT D

to

Loan and Security Agreement

COMPLIANCE CERTIFICATE

Financial Statement Date:             , 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of May 9, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among MERIX CORPORATION, an Oregon corporation (“Borrower”), BANK OF AMERICA, N.A., as agent (in such capacity, “Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.

The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the              of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1. Borrower has delivered the year-end audited financial statements required by Section 10.1.2(a) of the Loan Agreement for the Fiscal Year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for Fiscal Month-end financial statements]

1. Borrower has delivered the unaudited financial statements required by Section 10.1.2(b) of the Loan Agreement for the Fiscal Month of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by such financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

Exhibit D – 1

[to the best knowledge of the undersigned, during such fiscal period Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of Borrower contained in Section 9 of the Loan Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 9.1.8 of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1.2 of the Loan Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20__.

BORROWER:

MERIX CORPORATION

By:
Title:

Exhibit D – 2